The Penn Mutual Life Insurance Company

Philadelphia, Pennsylvania

Founded 1847

Contract Owner:	[William Penn]	Contract Number:	[9999999]

Contract Date:	[September 1, 2011]	Annuity Date:	[September 1, 2061]

Annuitant:	[William Penn]	Age of Annuitant:	[45]

VALUES AND PAYMENTS UNDER THIS CONTRACT, WHEN BASED UPON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE. THEY MAY DECREASE OR INCREASE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

RIGHT TO REVIEW CONTRACT: The Contract Owner may cancel this contract within ten days after its receipt. If this contract is a Replacement Contract it may be cancelled by returning it within 30 days after it is received by the Contract Owner. In either situation, simply return or mail it to the Company or the representative through whom it was purchased. The Company will refund the Contract Value as of the time notification is received.

This is a legal Contract between the Contract Owner and Penn Mutual. Please read the Contract carefully.

Executed on the Contract Date by The Penn Mutual Life Insurance Company.

Individual Variable and Fixed

Annuity Contract -

Flexible Purchase Payments

•	Annuity Payments payable on Annuity Date
•	Flexible Purchase Payments payable until Annuity Date
•	Participating
•	The Company will make monthly annuity payments and other payments as set forth in this Contract
•	This contract contains a benefit waiving surrender charges

The Penn Mutual Life Insurance Company, Philadelphia, Pennsylvania 19172

Phone: (800) 523-0650 / Web: www.pennmutual.com

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3. Contract Definitions

Accumulation Unit. A unit of measure used to compute the Variable Account Value under the Contract prior to the Annuity Date.

Actual Age. True calendar age in exact years (including partial year).

Age Nearest Birthday. Age rounded to nearest whole number of years.

Annuitant. The person, named in the Contract, upon whose life all annuity options, benefits and features are based.

Annuity Date. The date on which Annuity Payments begin, and the Contract transitions from the accumulation phase to the annuitization (income) phase. The date Annuity Payments are scheduled to begin is shown on Page 3.

Annuity Value. Contract Value at the time of annuitization.

Contingent Annuitant. The person named in the Contract who will become the Annuitant in the event that the Annuitant dies before the Contract is terminated or annuitized.

Contract Owner. The person or entity, named in the Contract, unless amended by any subsequent change of ownership, entitled to exercise all of the ownership rights under the Contract.

Contract Value. The sum of the Variable Account Value and the Fixed Account Value

Fixed Account. The account under which amounts are held for this Contract under all Fixed Account Options prior to the Annuity Date.

Fixed Account Value. The value of the amounts held in all Fixed Account Options of the Fixed Account for this Contract.

Interest Period. The period of time for which a Fixed Account interest rate declared by the Company is guaranteed. The period begins on a specified day of the calendar month in which the allocation or transfer is made, as declared by the Company.

Joint Annuitant. The person named in the Contract in addition to the Annuitant, upon whose life all annuity options, benefits and features are also based.

Purchase Payment. Any deposit made into the Contract.

Separate Account. Penn Mutual Variable Annuity Account III, a Separate Account of The Penn Mutual Life Insurance Company that is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940.

Surrender Value. Contract Value less any charges and fees imposed upon surrender.

Variable Account. The account under which amounts are held for the Contract Owner under all Subaccounts of the Separate Account prior to the Annuity Date.

Variable Account Value. The sum of the values of the Accumulation Units held in the Subaccounts of the Separate Account for this Contract.

The Company. The Penn Mutual Life Insurance Company.

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4. Ownership

Ownership of the Contract. Contract Owner(s) and Annuitant(s) must be named in the application. Designation of Contract Owner(s) and Annuitant(s) will be effective on the Contract Date. The name(s) of Contract Owner(s) and Annuitant(s) are displayed on Page 3.

No more than two natural persons may be named in the Contract as Contract Owner(s) and/or Annuitant(s). If the Contract is owned by an entity, multiple owners are not permitted and only one Annuitant is permitted. If the contract is jointly owned, both Contract Owners must be natural persons. If the Contract is jointly owned and there is one Annuitant, he/she must be a Contract Owner. If the contract is jointly owned and there are Joint Annuitants, Annuitants must be the Contract Owners. If a Rider is attached to the Contract, additional Contract Owner / Annuitant requirements may apply.

Changes in Contract Owner designation, unless otherwise specified by the Contract Owner(s), and upon written notice to the Company, shall take effect on the date the notice of change is signed by the Contract Owner(s), subject to any transactions made by the Contract Owner or actions taken by the Company prior to receipt of this notice. The Company may restrict the Contract Owner designation change if required for purposes of satisfying applicable laws or regulations.

Contract Owner(s) and Annuitant(s) must meet the issue age requirements specified on Page 3 and all other requirements specified in this Contract at the time of designation. Issue age is determined by Age Nearest Birthday.

Assignment of Contract. Upon written notice to the Company and upon receipt of all the information required to process the request, the Contract Owner may assign the Contract to a new Contract Owner. A service form that indicates the required information will be provided by the Company for the Contract Owner’s convenience. Contract Owner(s) and Annuitant(s) must meet the issue age requirements (specified on Page 3) at the time of ownership assignment. The Company may restrict the availability of Contract assignments if required for purposes of satisfying applicable laws or regulations. Assignments, unless otherwise specified by the Contract Owner(s), shall take effect on the date the notice of change is signed by the Contract Owner(s), subject to any transactions made by the Contract Owner or actions taken by the Company prior to receipt of this notice. The Company shall not be liable for the validity of the assignment.

5. Purchase Payments

Purchase Payment. Purchase Payment is any deposit made into the Contract. Initial Purchase Payment is the sum of all deposits made into the Contract on the Contract Date. Initial Purchase Payment will be allocated to the Subaccounts of the Separate Account and to the Fixed Account as directed by the Contract Owner in the application for this Contract.

Subsequent Purchase Payment is any deposit made into the Contract after the Contract Date. Subsequent Purchase Payments will be allocated, as specified in the allocation section of the application, to the Subaccounts of the Separate Account and to the Fixed Account unless the Contract Owner directs that the Purchase Payments be allocated otherwise. Purchase Payments applied to the Contract after issue may be made at any time without prior notice to the Company. The Minimum Purchase Payment is listed on Page 3.

Total Purchase Payments may not exceed the Maximum Purchase Payment limit (listed on Page 3) at any time without the consent of the Company. This limit applies across all Variable Annuity Contracts issued by the Company for the same Contract Owner (if natural person) or Annuitant.

The Company reserves the right to decline any Purchase Payment.

6. The Separate Account

The Separate Account. The Separate Account named on Page 3 was established by the Company for this and other variable Contracts. The Separate Account is divided into Subaccounts for the investment of assets in shares of the mutual funds which are listed on Page 3. Assets allocated or transferred to the Separate Account are variable. They are not guaranteed as to fixed dollar amount and may decrease or increase in response to investment experience.

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The Company owns the assets held in the Separate Account. However, the portion of the assets of each Subaccount of the Separate Account equal to the reserves and other Contract liabilities with respect to the Subaccount of the Separate Account are not chargeable with the liabilities arising out of any other business the Company may conduct. Income and realized and unrealized gains and losses from the assets held in each Subaccount are credited to or charged against the Subaccount without regard to the income, gains or losses in other investment accounts of the Company. Shares of a mutual fund held in a Subaccount will be redeemed at current net asset value to make transfers, pay benefits and cover applicable charges and deductions. Any dividend or capital gain distribution from a mutual fund will be reinvested in shares of that mutual fund.

Substitution of Investment. If investment in a Subaccount should no longer be possible, or a Subaccount’s investment in a particular mutual fund should no longer be possible, or, in the judgment of the Company, investment in a Subaccount or mutual fund becomes inappropriate to the purposes of the Contract, or, if in the judgment of the Company, investment in another Subaccount, mutual fund or insurance Company Separate Account is in the interest of Contract Owners of this class of Contracts, the Company may substitute another Subaccount, mutual fund or insurance Company Separate Account. Substitution may be made with respect to existing investments and the investment of future Purchase Payments. Substitution will be subject to any approvals and notices required under applicable law.

Variable Dollar Cost Averaging Options. If the Contract Value is at least $10,000, the Contract Owner may allocate money to one of the variable Subaccounts available for Dollar Cost Averaging (listed on Page 3) and have a fixed percentage transferred monthly from the account to variable Subaccounts to achieve Dollar Cost Averaging. New Purchase Payments and transfers may be allocated to the selected Subaccount. Such payments are subject to the Contract minimums for Initial and Subsequent Purchase Payments. The minimum transfer amount to each Subaccount is $50. The available periods under the Variable Dollar Cost Averaging Options are from at least 12 months up to 60 months. Amounts may only be allocated to one of the Dollar Cost Averaging Options in conjunction with an election of the Dollar Cost Averaging program. Once a Dollar Cost Averaging Option is selected, an additional Dollar Cost Averaging Option cannot be selected. If the Contract Owner elects to discontinue participation in the program, any money left in the Dollar Cost Averaging Accounts will be transferred into the variable Subaccounts based on the Dollar Cost Averaging allocation initially selected (unless otherwise directed by the Contract Owner).

7. The Fixed Account

The Fixed Account. The Fixed Account is the account under which amounts are held for this Contract under all Fixed Account Options prior to the Annuity Date. The Fixed Account Options are listed on Page 3. Amounts allocated or transferred to the Fixed Account under this Contract become a part of the general account assets of the Company and do not fluctuate in response to investment experience.

Fixed Dollar Cost Averaging Options. If the Contract Value is at least $10,000, the Contract Owner may allocate money to one of the Dollar Cost Averaging Options and have a fixed percentage transferred monthly from the account to variable Subaccounts to achieve Dollar Cost Averaging. Only new Purchase Payments may be allocated to the Fixed Dollar Cost Averaging Options. Such payments are subject to the Contract minimums for Initial and Subsequent Purchase Payments. The minimum transfer amount to each Subaccount is $50.

Amounts held in a Fixed Dollar Cost Averaging Option of the Fixed Account will be credited with interest at effective annual rates, declared by the Company. The Minimum Guaranteed Interest Rate applicable for any Fixed Dollar Cost Averaging Option of the Fixed Account (shown on Page 3) is determined on the Contract Date. The declared interest rate will apply from the date of the allocation through the end of the Dollar Cost Averaging Period. Purchase Payments received after the start of a Dollar Cost Averaging Period will create an additional Dollar Cost Averaging Period. The available periods under the Fixed Dollar Cost Averaging Options are listed on Page 3. At the end of the Dollar Cost Averaging Period any interest remaining in the account will be automatically transferred into the variable Subaccounts based on the allocation initially selected by the Contract Owner.

Amounts may only be allocated to one of the Dollar Cost Averaging Options in conjunction with an election of the Dollar Cost Averaging program. Once a Dollar Cost Averaging Option is selected, an additional Dollar Cost Averaging Option cannot be selected. If the Contract Owner elects to discontinue participation in the program, any money left in the Dollar Cost Averaging Accounts will be transferred into the variable Subaccounts based on the Dollar Cost Averaging allocation initially selected (unless otherwise directed by the Contract Owner).

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Fixed Interest Options. Amounts may be allocated or transferred to the Fixed Interest Options listed on Page 3. Amounts held in the Fixed Interest Options of the Fixed Account will be credited with interest at effective annual rates declared by the Company. The declared interest rate will apply from the date of the allocation or transfer through the end of the elected Interest Period. During the Interest Period Renewal Window (specified on Page 3), the Contract Owner may transfer all or a portion of the amount held in such Fixed Interest Option to Subaccount(s) of the Separate Account or to another account of the Fixed Interest Options. In the event that no directions are received from the Contract Owner, the Company will direct the funds from the portion of the Fixed Interest Option that has expired, as described in the Default Interest Period Expiration Election (specified on Page 3). The Minimum Guaranteed Interest Rate applicable for any Fixed Interest Option (shown on Page 3) is determined on the Contract Date. This Minimum Guaranteed Interest Rate will apply for the life of the Contract.

8. Contract Charges and Deductions

Periodic Charges.

Contract Administration Charges. These charges are assessed against Contracts with a Variable Account Value. The first charge is the Annual Contract Administration Charge which will be no greater than the Annual Contract Administration Charge specified on Page 3. This charge will only be deducted if the Variable Account Value at the time the charge is due to be incurred is less than the minimum amount specified on Page 3. It will be deducted annually on the deduction date specified on Page 3. It will also be deducted when the Variable Account Value is withdrawn or transferred in full on a date other than the deduction date. The charge will not be deducted upon Annuitization, or after the Annuity Date.

The second charge is an Asset Based Contract Administration Charge. The charge is expressed on an annual basis and will be assessed as a percentage of the daily net asset value of the Variable Account which will not exceed the charge shown on Page 3.

Mortality and Expense Risk Charge. This charge is made to compensate the Company for the mortality guarantees made under this Contract and for guaranteeing that the Annual Contract Administration Charge will not be increased by the Company over the life of this Contract or other Contracts under the same class. The charge is expressed on an annual basis and will be assessed as a percentage of the daily net asset value of the Variable Account. The charge will not exceed the value shown on Page 3.

Rider Charges. If any Optional Riders are attached to this Contract, there may be additional charges. Attached Riders are listed on Page 3. Please refer to the Rider Charge section of Additional Contract Specifications and Rider Charge provision of the Rider pages attached to this Contract for more information.

Transaction Charges.

Surrender Charge. The Company will apply a Surrender Charge, according to the schedule shown on Page 3, to all withdrawals of Purchase Payments, which do not satisfy the Free Withdrawal provision as described in Withdrawal section of the Contract. This charge will not be applied on Required Minimum Distributions (subject to IRS enforcement rules and conditions outlined in “Required Minimum Distributions” provision), payment at time of annuitization, or on a death benefit payment. Waiver of Surrender Charges is available for Medically Related Withdrawal and Disability Related Withdrawal. Upon partial withdrawal or full surrender, other charges may apply.

Premature Withdrawal Charge. This charge will be deducted from any amount withdrawn from the Fixed Interest Options shown on Page 3 with an Interest Period longer than one year, before the end of the period for which a declared effective annual interest rate is guaranteed on such amount. The Premature Withdrawal Charge, for any contract year, will be determined by multiplying the Premature Withdrawal Rate by the Premature Withdrawal Amount.

The Premature Withdrawal Rate is described on Page 3.

The Premature Withdrawal Amount equals (a) minus (b) where:

(a)	is the total amount withdrawn from the Fixed Interest Option Accounts, and

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(b)	is the amount withdrawn from the Fixed Interest Option Accounts for which the declared effective annual interest rate has expired in the immediately preceding 25 days.

In no event will the Premature Withdrawal Charge invade the Contract Owner’s principal investment in the applicable Fixed Interest Option Account. The Premature Withdrawal Charge shall not apply to a payment on death or any Annuity Payments.

In no event will the sum of the Premature Withdrawal Charge and the Surrender Charge exceed 10% of the amount withdrawn.

Transfer Fee. For Transfers other than Dollar Cost Averaging and Automatic Asset Rebalancing, we reserve the right to charge a fee. Transfer Fee is listed on Page 3.

Premium Taxes. The Company may deduct from the Contract Value any premium tax or other taxes payable to a state or other government entity. Should the Company elect not to assess any amount so due, the Company does not waive the right to collect such amounts at a later date.

Deductions. The Asset Based Contract Administration Charge and the Mortality and Expense Risk Charge will be computed and deducted from each Subaccount of the Separate Account in which the Contract Owner is invested. These deductions will be made daily. The Company will deduct other charges applicable to the Variable Account by canceling Accumulation Units. The value of the canceled units will be equal to the amount of the charges. Cancellation of Accumulation Units will be in the ratio of the Contract Owner’s share in each Subaccount of the Separate Account to the Variable Account Value.

9. Contract Value

The Contract Value. The Contract Value is the sum of the Variable Account Value and the Fixed Account Value.

The Fixed Account Value. The Fixed Account Value is the value of the amounts held in all Fixed Account Options of the Fixed Account for this Contract. Fixed Account Options are listed on Page 3. The Fixed Account Value is determined by the total amount of premium allocated to the Fixed Account, adjusted by partial withdrawals, transfers, charges and expenses, and accumulated at effective annual rates declared by the Company, but at no less than the Minimum Guaranteed Interest Rate specified on Page 3.

The Variable Account Value. The Variable Account Value is the sum of the values of the Accumulation Units held in the Subaccounts of the Separate Account for this Contract.

Accumulation Unit. Accumulation Unit is the unit of measure used to compute the Variable Account Value under the Contract prior to the Annuity Date.

Number of Accumulation Units. Assets in the Separate Account are held as Accumulation Units in the Subaccounts of the Separate Account. For each Subaccount of the Separate Account, the number of Accumulation Units is the sum of (a) divided by (b), where:

(a)	is each amount allocated to the Subaccount; and
(b)	is the value of the Accumulation Unit for that Subaccount for the Valuation Period in which the Purchase Payment was received.

The number of Accumulation Units will be adjusted for transfers, withdrawals and charges. Adjustments will be made as of the end of the Valuation Period in which all requirements for the transaction are received.

Value of Each Accumulation Unit. For each Subaccount of the Separate Account, the value of an Accumulation Unit is arbitrarily set at $10 when the Subaccount is established. The value may increase or decrease from one Valuation Period to the next. For any Valuation Period the value is (a) multiplied by (b), where:

(a)	is the value of an Accumulation Unit for the prior Valuation Period; and

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(b)	is the Net Investment Factor for that Subaccount for the current Valuation Period.

Net Investment Factor. As used in this Contract, “Net Investment Factor” is an index used to measure the investment performance of a Subaccount from one Valuation Period to the next.

For any Subaccount, the Net Investment Factor for a Valuation Period is found by dividing (a) by (b) and subtracting (c), where:

(a)	is the net result of:
(1)	net asset value per-share of the mutual fund held in the Subaccount as of the end of the Valuation Period; plus
(2)	the per-share amount of any dividend or capital gain distributions by the mutual fund if the “ex- dividend” date occurs in the Valuation Period; plus or minus
(3)	a per-share charge or credit, as the Company may determine, as of the end of the Valuation Period, for tax reserves;

(b)	is the net result of:
(1)	the net asset value per-share of the mutual fund held in the Subaccount as of the end of the last prior Valuation Period; plus or minus
(2)	the per-share charge or credit for tax reserves as of the end of the last prior Valuation Period; and

(c)	is the sum of the daily Asset Based Contract Administration Charge and the daily Mortality and Expense Risk Charge. On an annual basis, the sum of such charges will not exceed the values shown on Page 3.

Valuation Period. The Valuation Period is the interval of time from one valuation of shares of the applicable fund to the next valuation of that fund. Valuation of shares occurs on each day the New York Stock Exchange is open for trading, as of the close of regular trading on the New York Stock Exchange.

10. Annuity Payments

Annuity Date. Annuity Date is the date on which Annuity Payments begin, transitioning from the accumulation phase to the annuitization (income) phase, based on the elected Annuity Option or the default option. The date Annuity Payments are scheduled to begin is shown on Page 3. Unless another Annuity Date was specified on the annuity application or requested by later written notification, the Annuity Date will be set to the maximum maturity date, which is the later of (a) first Monthly Anniversary following the younger Annuitant’s 95th birthday, or (b) 10th Contract Anniversary. Annuity Date must be at least one year after the Contract Date. The Monthly Anniversary is the same day of each month as the policy anniversary date; if there is no corresponding date in the month, the Monthly Anniversary date will be the last date of such month. The Contract Owner may change the Annuity Date up to 30 days before the current Annuity Date.

Annuity Options. On the Annuity Date, the Contract Value, net of premium taxes if applicable, must be annuitized. The Contract Owner must select an Annuity Option at least 30 days prior to the Annuity Date. In the event no response is received from the Contract Owner to the notification that an Annuity Option must be selected, and if the Annuity Date is less than the maximum maturity date, the Annuity Date will be changed to the maximum maturity date. If the maximum maturity date has been reached, and an Annuity Option has not been specified by the Contract Owner, the Contract Value will be annuitized on the Annuity Date based on a Life Annuity with Period Certain of 10 years unless otherwise provided under the Internal Revenue Code.

Annuity Payments. Annuity Payments will generally start within 30 days after the Annuity Date. Payments under all options will be made to the Contract Owner, or to the Annuitant at the discretion of the Contract Owner.

Amount of Annuity Payments. The Contract Value on the day immediately preceding the Annuity Date will be used to determine the Annuity Payment. The Annuity Payment will be based upon the Annuity Option elected, the Annuitant’s age, the Annuitant’s sex, and the appropriate Fixed Annuity Option Table. The annuity rates will not be less than those guaranteed in the Contract at the time of purchase. The annuity benefits at the time of their commencement will not be less than those that would be provided by the application of the Surrender Value to purchase a single premium immediate annuity contract at purchase rates offered by the company at the time to the same class of annuitants.

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The Contract Value will be applied to the selected Annuity Option as of the Annuity Date. In no event will the monthly income under Option 1, Option 2, Option 3 and Option 4 be less than the guaranteed monthly income. The guaranteed monthly income will be equal to that portion of the Contract Value, designated by the Contract Owner for an Annuity Option, applied to the Fixed Annuity Options Table in this section. The Fixed Annuity Options Table shows the amount of the first payment for each $1,000 so applied, according to the age at the Annuity Date. The tables are based on the Annuity 2000 Basic Table, without projections, 50% male/50% female with an effective annual interest rate of 1.5%. Adjusted ages are used in applying those tables.

Minimum Annuity Payments. If the Contract Value to be applied to the selected Annuity Option on the Annuity Date is less than $5,000, the Company may pay such amount in a lump sum to the Contract Owner. Otherwise, Annuity Payments will be made monthly, quarterly, semi-annually or annually at the Contract Owner’s request. If any payment would be less than $50, the Company may change the frequency so that payments are at least $50 each.

Partial Annuitization. Partial Annuitization is an irrevocable election by the Contract Owner to apply a portion of the Contract Value to purchase a stream of Annuity Payments under the Contract. Partial Annuitization is only available on Non-Qualified contracts, after the waiting period specified on Page 3, measured from the Contract Date. The Contract Owner may elect Partial Annuitization a maximum number of times during the life of the Contract (specified on Page 3) and the waiting period (specified on Page 3) must elapse between Partial Annuitizations. Partial Annuitization will be processed as of the date the written request from the Contract Owner and all required documentation is received by the Company. The amount requested for Partial Annuitization must be at least the minimum listed on Page 3 and cannot exceed the maximum listed on Page 3. Partial Annuitization will decrease the Contract Value and Surrender Charge Basis dollar-for-dollar; it will decrease the death benefit base proportionately or dollar-for-dollar, whichever is greater. Amounts applied to Partial Annuitization are not subject to Surrender Charges. Annuitized and non-annuitized portions of the Contract will be treated as separate Contracts for tax and administrative purposes, and different Annuity Dates will be established with respect to the annuitized and non-annuitized portions of the Contract. For exclusion ratio purposes, “investment in the contract” will be allocated proportionately between the annuitized and non-annuitized portions of the Contract. This proportional allocation will also apply for other tax treatment purposes under the Internal Revenue Code Section 72 governing the exclusion ratio, investment in the contract, expected return, annuity starting date, and amounts not received as an annuity. To be eligible for the exclusion ratio, the amounts must be received as an annuity for a period of 10 years or more, or for life. The Company reserves the right to change the Contract provisions related to Partial Annuitization if required by the Internal Revenue Service regulations or other applicable laws.

11. Annuity Options

The Company must receive a written request to select and/or change the Annuity Option at least 30 days prior to the Annuity Date. After Annuity Payments begin, the Annuity Option cannot be changed.

Option 1 - Annuity for Specified Number of Years. Payments will be made for a specified number of years, which may not be less than 5 or more than 30 (must not exceed the maximum period certain permitted under federal law). If the Annuitant dies prior to the end of the guaranteed period, payments will continue to be paid to the designated beneficiary(ies) until the end of the guaranteed period.

Option 2 - Life Annuity. Payments will be made for the life of the Annuitant. The last payment will be the one that is due before the Annuitant’s death. Upon the death of the Annuitant, payments will cease and there are no payments made to the beneficiary.

Option 3 - Life Annuity with Period Certain. Payments will be made for the lifetime of the Annuitant, with a guaranteed period of time (“Period Certain”). Period Certain of 10 or 20 years may be chosen (must not exceed the maximum period certain permitted under federal law). The guaranteed period in the range from 5 to 30 years may be available with the consent of the Company. If the Annuitant dies prior to the end of the Period Certain, payments will continue to be paid to the designated beneficiary(ies) until the end of the Period Certain. If the Annuitant lives longer than the Period Certain, payments will continue until the Annuitant dies, but there will be no payment to any beneficiary.

Option 4 - Joint and Survivor Life Annuity. Payments will be made during the lifetimes of the Annuitant and the Joint Annuitant. Upon the death of either Annuitant, and based on the percentage initially selected, payments will continue at a level of 100% of the original benefit amount for the lifetime of the surviving Annuitant. The percentage of continuing

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payments may also be set to 75%, 66 2/3%, or 50% with the consent of the Company. Payments will end with the last payment due before the death of the last Annuitant to die. After the deaths of both Annuitants, payments will cease and there will be no payments to any beneficiary.

Other Annuity Options. Annuity Options other than Options 1-4 specified above may be available with the consent of the Company.

Death of Annuitant after the Annuity Date. If the Annuitant dies prior to the end of the specified period under Option 1 or the guaranteed period under Option 3, the beneficiary may choose either:

(1)	To have the payments continue for the remainder of the specified or guaranteed period, or
(2)	To receive at any time in one sum the present value of the remaining guaranteed payments to be made over the specified or guaranteed period.

If the beneficiary dies while receiving Annuity Payments under Option 1 or the guaranteed period of Option 3, the Company will pay the present value of remaining guaranteed payments to the beneficiary’s executors or administrators unless the Contract Owner designated otherwise in an election consented to by the Company. The present value will be computed as of the Valuation Period in which due proof of death and all other documents required by the Company to process the claim are received by the Company. At that time, the present value of the Annuity Option will be commuted at a rate set by the Company on the Annuity Date.

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12. Fixed Annuity Option Tables

The following tables show the amount of the first monthly income payment for each $1,000 of Contract Value applied under the Annuity Option. “Age” as used in the tables for Options 2,3, and 4 means an adjusted age determined in the following manner from the Actual Age of the Annuitant on the birthday nearest the date of the first payment:

Date of First Payment	Adjusted Age
2010-2019	Actual Age decreased by 1
2020-2029	Actual Age decreased by 2
2030 and later	Actual Age decreased by 3

Option 1 - Annuity for Specified Number of Years

Number of Years	5	6	7	8	9	10	11	12	13	14	15	16	17
Monthly Income	17.28	14.51	12.53	11.04	9.89	8.96	8.21	7.58	7.05	6.59	6.20	5.85	5.55
Number of Years	18	19	20	21	22	23	24	25	26	27	28	29	30
Monthly Income	5.27	5.03	4.81	4.62	4.44	4.28	4.13	3.99	3.86	3.75	3.64	3.54	3.44

Option 2 - Life Annuity and Option 3 - Life Annuity with Payments Guaranteed for 10 or 20 Years

Age	Life Annuity	10 Years Guaranteed	20 Years Guaranteed	Age	Life Annuity	10 Years Guaranteed	20 Years Guaranteed
50	3.12	3.11	3.05	75	6.76	6.12	4.63
51	3.19	3.17	3.11	76	7.08	6.31	4.66
52	3.26	3.24	3.16	77	7.41	6.50	4.69
53	3.33	3.31	3.22	78	7.77	6.70	4.72
54	3.41	3.38	3.28	79	8.16	6.89	4.74
55	3.49	3.46	3.35	80	8.58	7.08	4.75
56	3.57	3.54	3.41	81	9.03	7.27	4.77
57	3.66	3.62	3.48	82	9.51	7.45	4.78
58	3.75	3.71	3.55	83	10.01	7.62	4.79
59	3.86	3.81	3.62	84	10.60	7.78	4.80
60	3.96	3.91	3.69	85	11.20	7.93	4.80
61	4.08	4.01	3.76	86	11.84	8.07	4.81
62	4.20	4.12	3.83	87	12.53	8.20	4.81
63	4.32	4.24	3.91	88	13.26	8.31	4.81
64	4.46	4.36	3.98	89	14.04	8.42	4.81
65	4.61	4.49	4.05	90	14.86	8.51	4.81
66	4.76	4.62	4.12	91	15.72	8.59	4.81
67	4.93	4.76	4.19	92	16.62	8.66	4.81
68	5.11	4.91	4.26	93	17.58	8.73	4.81
69	5.30	5.07	4.33	94	18.58	8.78	4.81
70	5.50	5.23	4.39	95	19.64	8.83	4.81
71	5.72	5.39	4.44
72	5.95	5.57	4.50
73	6.20	5.75	4.54
74	6.47	5.93	4.59

Option 4 - Joint and Survivor Life Annuity

Age	50	55	60	65	70	75	80	85	90	95	Age
50	2.72	2.83	2.92	2.99	3.04	3.07	3.10	3.11	3.11	3.12	50
55	2.83	2.99	3.13	3.25	3.33	3.39	3.43	3.46	3.47	3.48	55
60	2.92	3.13	3.33	3.52	3.67	3.78	3.86	3.90	3.93	3.90	60
65	2.99	3.25	3.52	3.79	4.04	4.24	4.39	4.48	4.54	4.57	65
70	3.04	3.33	3.67	4.04	4.41	4.75	5.02	5.22	5.34	5.41	70
75	3.07	3.39	3.78	4.24	4.75	5.27	5.75	6.13	6.39	6.55	75
80	3.10	3.43	3.86	4.39	5.02	5.75	6.50	7.17	7.70	8.05	80
85	3.11	3.46	3.90	4.48	5.22	6.13	7.17	8.25	9.19	9.91	85
90	3.11	3.47	3.93	4.54	5.34	6.39	7.70	9.19	10.68	11.97	90
95	3.12	3.48	3.90	4.57	5.41	6.55	8.05	9.91	11.97	13.94	95

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13. Death Benefit

Death Before the Annuity Date. A death benefit shall be payable upon the earlier of the death of:

(1)	the Annuitant or
(2)	the Contract Owner.

Prior to the Annuity Date and upon receipt of due proof of death, i.e, a death certificate or other official document establishing death, and all other documents required by the Company to process the claim, the Company will pay a death benefit to the Beneficiary.

Death of Annuitant. If a sole Annuitant dies before the Annuity Date, and the Contract Owner is an entity, the Company will pay the Beneficiary the Standard Death Benefit as of the date the Company receives due proof of death and all other documents required by the Company to process the claim.

If the Annuitant dies before the Annuity Date, a surviving Contract Owner who is a natural person, if also named as Contingent Annuitant in the contract, will become the new Annuitant and the Contract will continue, provided any surviving Owner is permitted to continue the contract under federal law. Under the terms of the contract, the death benefit will not be paid until the new Annuitant’s death. If the contract has no Contingent Annuitant or if continuation of the Contract is not permitted by federal law, the Company will pay to the Contract Owner, who is deemed to be sole primary Beneficiary under the Beneficiary provision of this Contract, the Standard Death Benefit as of the date the Company receives due proof of death and all other documents required by the Company to process the claim.

If the Annuitant is the sole Contract Owner and dies before the Annuity Date, the Company will pay the Beneficiary(ies) the Standard Death Benefit as of the date the Company receives due proof of death and all other documents required by the Company to process the claim.

If a Joint Annuitant is named in the Contract, the Standard Death Benefit is payable upon the last death of both Annuitants.

Standard Death Benefit. The Standard Death Benefit is the greater of (1) and (2) where:

(1)	is the Contract Value; and
(2)	is the amount of the Adjusted Net Purchase Payments (total Purchase Payments less adjusted partial withdrawals), where adjusted partial withdrawals are the greater of (a) and (b) below, where:

(a)	is the amount of each partial withdrawal; and
(b)	is the amount of each partial withdrawal multiplied by the ratio of (i) and (ii) where:

(i)	is the amount of the Adjusted Net Purchase Payments just before the partial withdrawal, and
(ii)	is the Contract Value just before the partial withdrawal.

Death of Contract Owner. If a Contract Owner, who is the Annuitant, dies before the Annuity Date, the Company will pay the Beneficiary(ies) the Standard Death Benefit as described above.

If a Contract Owner, who is not the Annuitant, dies before the Annuity Date, the Company will pay the Beneficiary(ies) the Contract Value as of the date the Company receives due proof of death and all other documents required by the Company to process the claim.

Death Benefit Settlement Options. If the death benefit is payable upon either the death of the Contract Owner or the Annuitant before the Annuity Date, the Beneficiary may elect one of the following settlement options (as permitted by IRS regulations). The Beneficiary has one year from the Contract Owner’s death or 60 days from the death of an Annuitant other than the Contract Owner to make an election.

Death Benefit Settlement Options:

(1)	Lump Sum. The death benefit may be paid to a Beneficiary in a single lump sum. The payment will generally be made within 7 days of receipt of the necessary forms and other required documents.

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(2)	Five-Year Deferral. The Beneficiary may elect to postpone payment of the death benefit for up to five years (as permitted by IRS regulations).

(3)	Payment of the Death Benefit as an Annuity. The death benefit may be paid in the form of one of the Annuity Options. The payments must be made over the life of the Beneficiary or over a guaranteed period not extending beyond the life expectancy of the Beneficiary. Payments under this option must commence within one year after the date of death. This option is only available if the amount applied to the selected Annuity Option is at least $5,000.

If an election is not made within one year of the date of death of the Contract Owner or within 60 days of the death of an Annuitant other than the Contract Owner, the only option is a lump sum. If there is more than one surviving Beneficiary, the Beneficiaries must choose to receive their respective portions of the death benefit according to the death benefit settlement options in the preceding paragraph. If no Beneficiary survives the first to die of the Contract Owner or the Annuitant, the death benefit will be paid in a lump sum to the Contract Owner’s estate or the Contract Owner, respectively.

Death After the Annuity Date. If death occurs after the Annuity Date, upon receipt of due proof of death and all other documents required by the Company to process the claim, the Company will pay a death benefit according to the Annuity Option in force, if the option provides a death benefit.

Beneficiary. The Beneficiary is the person(s) who is/are to receive:

(1)	Payment of the death benefit on the earlier of the death of the Contract Owner or the Annuitant(s) prior to the Annuity Date, or

(2)	Remaining Annuity Payments, if any, under a previously elected annuitization option, upon the death of the Annuitant on or after the Annuity Date.

The Contract Owner shall designate the Beneficiary in the application. If the Contract Owner (who is a natural person) fails to designate a Beneficiary, the Beneficiary will be Contract Owner’s estate. Beneficiary designation will take effect on the Contract Date.

Any surviving Contract Owner who is a natural person will be deemed sole primary Beneficiary and should be designated as such in the application. If it is not so designated in the application, the contractual rights of the surviving contract Owner will take precedence over the rights of any named Beneficiary. No payment will be made to any Beneficiary while the surviving Contract Owner is living.

The Contract Owner may change the Beneficiary at any time before the death of the Contract Owner or the Annuitant, whichever occurs first, by sending a written notice to the Company with all the information required to process the request. A service form that indicates the required information will be provided by the Company for the Contract Owner’s convenience. Changes in Beneficiary, unless otherwise specified by the Contract Owner(s), shall take effect on the date the notice of change is signed by the Contract Owner(s), subject to any transactions made by the Contract Owner or actions taken by the Company prior to receipt of this notice. The Company may restrict the right to make a beneficiary change if maintaining the existing beneficiary designation is required for purposes of satisfying applicable laws or regulations or the requirements of this Contract.

Spousal Beneficiary.

Spousal Step-In. Upon the death of the earlier of the Annuitant or the Contract Owner, if the Beneficiary is the Contract Owner’s surviving spouse and sole primary beneficiary, he or she may become the Contract Owner rather than receive the death benefit (as permitted by federal law). The Beneficiary has one year from the Contract Owner’s death to exercise this option.

Exchange of Contract by Surviving Spouse. The surviving spouse who has assumed ownership may exchange this contract for a new Contract of the same form, or for a Contract of a similar form designated by the Company if the original form is no longer available for sale at the time this option is exercised. The new Contract issued upon the exercise of this exchange, will: (a) have the surviving spouse as the Contract Owner and Annuitant; and (b) list the date of the exchange as the new Contract Date.

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The Federal Defense of Marriage Act states that neither civil union partners nor same-gender married couples are considered married under federal law. Therefore the favorable tax treatment provided by federal tax law to a surviving spouse is NOT currently available to a surviving civil union partner or the surviving spouse of a same-gender marriage. For information regarding federal tax laws please consult a tax advisor.

We reserve the right to change provisions of this section to comply with federal law.

14. Transfers

Subject to and in accordance with the provisions of this Contract and prior to the Annuity Date, the Contract Owner may transfer amounts among the Subaccounts of the Separate Account and the Fixed Interest Options of the Fixed Account, provided that:

(a)	the minimum amount which may be transferred is $250 or, if less, the full amount held in the Subaccount or Fixed Interest Option Account;
(b)	for partial transfers, the amount remaining in a Subaccount or Fixed Interest Option must be at least $250;
(c)	amounts may be transferred from the Fixed Interest Option(s) to other Subaccounts only during the 25 day period immediately following the end of the Interest Period for which an interest rate is declared on such Fixed Interest Option(s).

Transfer Limits. Notwithstanding any other provision of this Contract, no more than two transfers may be made in a calendar month and no more than 12 such transfers can be made in a calendar year. Transfers pursuant to Dollar Cost Averaging or to Automatic Asset Rebalancing programs will not count towards this limit.

The Contract is not designed for individuals, advisers, or organizations that engage in frequent transfers among investment options or market timing transfers. The Company reserves the right to restrict frequency of transfers or market timing at its sole discretion and to charge a Transfer Fee as specified on Page 3.

15. Withdrawal

Withdrawal. Prior to the earlier of the Annuity Date, the death of the Contract Owner or the death of the Annuitant, the Contract Owner may withdraw all or part of the Contract Value.

Withdrawal Payments. The Contract Owner may make a full or partial withdrawal. The minimum withdrawal is $500 or, at the time of the first withdrawal in each contract year, the Free Withdrawal Amount defined below, if less.

At the time of a partial withdrawal, the amount remaining in the Contract must be at least equal to the Minimum Remaining Balance specified on Page 3. A minimum balance of $250 must remain in each Subaccount or Fixed Interest Option. If the Contract Owner makes a full withdrawal, this Contract will be terminated.

Default Liquidity Order. Unless otherwise specified by the Contract Owner, the withdrawal will be made first pro-rata from the Subaccounts of the Separate Account up to the Variable Account Value, and then from the Fixed Account beginning with the Fixed Interest Option with the shortest Interest Period. Within a Fixed Interest Option, partial withdrawals will be made from amounts most recently allocated, renewed or transferred.

Withdrawals Treated as Surrenders. The Company reserves the right to treat certain withdrawals as surrenders, or to initiate a payment of the Surrender Value to the Contract Owner. This will cause the Contract and any Riders to terminate.

The following withdrawals will be treated as full surrenders:

-	Any withdrawal by the Contract Owner or deduction of fees or charges by the Company that reduces the Contract Value to zero (unless a Rider is present that provides guarantees after the Contract Value goes to zero).

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-	Any withdrawal that would result in the amount remaining in the Contract to be less than the Minimum Remaining Balance (listed on Page 3), or less than $250 remains in each Subaccount or Fixed Interest Option.

Surrender Charge. The Surrender Charge will be imposed upon withdrawals.

Surrender Charges are based on the duration of each Purchase Payment. The sum of all Purchase Payments not yet withdrawn will constitute a Surrender Charge Basis. The Surrender Charge Basis will be reduced by the full amount of each withdrawal, including the Free Withdrawal Amount. For purposes of calculating the Surrender Charge, Purchase Payments shall be treated as withdrawn prior to any available earnings. Available earnings equal the difference, if any, between the Contract Value at the time of a withdrawal and the Purchase Payments to which the Contract Value is attributable. The Company will allocate the Purchase Payment with the earliest effective date first, then the next earliest Purchase Payment until the allocation is equal to the withdrawal amount. There will be no Surrender Charge on amounts withdrawn that exceed the total Purchase Payments of the Contract.

The Surrender Charge percentage will vary based on the number of years elapsed since the Purchase Payments were made until the date of the withdrawal in accordance with the table shown on Page 3.

The Surrender Charge will be equal to the sum of charges applied to the Purchase Payments associated with the withdrawal. The charge applied to each Purchase Payment is equal to the product of (a) multiplied by (b) for each Purchase Payment associated with the withdrawal, where:

(a)	is the amount of the Purchase Payment associated with the withdrawal, and
(b)	is the percentage that corresponds to the number of years since the Purchase Payment.

Free Withdrawal. Withdrawals up to the Free Withdrawal Amount will not be assessed a Surrender Charge.

Free Withdrawal Amount. The Free Withdrawal Amount each contract year is equal to the Annual Free Withdrawal Percentage (as specified on Page 3) multiplied by the cumulative Purchase Payments as of the date of the request less any prior free withdrawals taken during that contract year. The Free Withdrawal Amount first becomes available as specified on Page 3. The Free Withdrawal Amount will be applied to the Purchase Payments that have been in the Contract for the longest period of time.

Premature Withdrawal Charge. This charge will be deducted from any amount withdrawn from the Fixed Interest Options shown on Page 3 with an Interest Period longer than one year, before the end of the period for which a declared effective annual interest rate is guaranteed on such amount, as outlined under Contract Charges and Deductions.

Required Minimum Distributions. If Required Minimum Distributions are applicable to this Contract (subject to IRS enforcement rules), and the Contract has been in effect through at least one calendar year-end, the Contract Owner can elect Required Minimum Distribution (RMD) withdrawals, which can be taken either as a one-time withdrawal or systematically. Required Minimum Distributions reduce the Free Withdrawal Amount during the Contract Year. During any given Contract Year, the Contract Owner is entitled to receive, free of Surrender-Charge, the entire Required Minimum Distribution Amount, or the entire Free Withdrawal Amount, whichever is greater, but not both. If any additional withdrawals are taken in the same Contract Year as RMD payments are received, these withdrawals will be subject to a Surrender Charge. The Contract Owner must indicate (at the time of request) that a withdrawal is taken for the purpose of satisfying Required Minimum Distributions in order for the withdrawal to be Surrender Charge free. Premature Withdrawal Charge will not apply to Required Minimum Distributions if the Default Liquidity Order is followed.

Medically Related Withdrawal (Waiver of Surrender Charge). After the first contract year for Contracts issued to Contract Owners prior to their 75th birthday and prior to the Annuity Date, the Contract Owner may request to withdraw all or any part of the Contract Value free of Surrender Charge if either of the following events occur:

(a)	While the Contract is in force, the Contract Owner is first confined to a medical care facility and remains there for at least 90 consecutive days. The medical care facility must be a state licensed facility which provides medically necessary in-patient care. The facility must be prescribed based on physical limitations which prohibit daily living in a non- institutional setting (by a licensed physician in writing).

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(b)	While the Contract is in force, the Contract Owner is diagnosed by a licensed physician as having a fatal injury or illness which is expected to result in death within 2 years of the diagnoses in 80% of diagnosed cases.

In the event of a qualifying medical condition, the Contract Owner must notify the Company of the intent to request a Waiver of Surrender Charge. The Company must receive the waiver request forms along with the due proof of the Contract Owner’s confinement or fatal injury/illness in writing (including certification by a licensed physician). Waiver request forms shall be provided by the Company to the Contract Owner within ten working days of the request. If the claim forms are not furnished within 10 working days, it is considered that the claimant complied with the claim requirements if the claimant submits written proof of confinement or fatal injury/illness, certified by a licensed physician, that confirms the character and the extent of the occurrence for which claim is made. The Contract Owner must be living as of the date the Medically Related Withdrawal proceeds are paid. The maximum payout (for all annuities owned by the Contract Owner) with this benefit, at or issued by the Company and affiliated companies, is specified on Page 3. The withdrawal will be processed and Surrender Charges will be waived upon the approval of the waiver request by the Company and receipt of all necessary documents and/or proof of medical condition. If the request to waive the Surrender Charges based on the Medically Related Withdrawal provision is denied by the Company, the surrender proceeds shall not be disbursed until the Contract Owner is notified of the denial and provided with the opportunity to accept or reject the surrender proceeds, including any surrender charges. Termination shall not prejudice the waiver of any surrender charge while the waiver benefit was in force. Premature Withdrawal Charge will not be waived for Medically Related Withdrawals.

Disability Related Withdrawal (Waiver of Surrender Charge). After the first contract year for Contracts issued to Contract Owners prior to their 75th birthday and prior to the Annuity Date, the Contract Owner may withdraw all or any part of the Contract Value free of Surrender Charge if:

(i)	the Contract Owner, or the Annuitant in an entity-owned contract, is then disabled as defined in Section 72(m)(7) of the Internal Revenue Code and as applied under the Social Security Act, and
(ii)	the disability began after the Contract Date, and
(iii)	the disability has continued without interruption for four months.

In the event of a qualifying disability, the Contract Owner must notify the Company of the intent to request a Waiver of Surrender Charge. The Company must receive the waiver request forms along with the due proof of the Contract Owner’s disability in writing (including physician’s statement of disability). Waiver request forms shall be provided by the Company to the Contract Owner within ten working days of the request. If the claim forms are not furnished within ten working days, it is considered that the claimant complied with the claim requirements if the claimant submits written proof of disability, certified by a licensed physician, that confirms the character and the extent of the occurrence for which claim is made. The Contract Owner must be living as of the date the Disability Related Withdrawal proceeds are paid. The maximum payout (for all annuities owned by the Contract Owner) with this benefit, at or issued by the Company and affiliated companies, is specified on Page 3. The withdrawal will be processed and Surrender Charges will be waived upon the approval of the waiver request by the Company and receipt of all necessary documents and/or proof of disability condition. If the request to waive the Surrender Charges based on the Disability Related Withdrawal provision is denied by the Company, the surrender proceeds shall not be disbursed until the Contract Owner is notified of the denial and provided with the opportunity to accept or reject the surrender proceeds, including any surrender charges. Termination shall not prejudice the waiver of any surrender charge while the waiver benefit was in force. Premature Withdrawal Charge will not be waived for Disability Related Withdrawals.

Systematic Withdrawals. After the Contract is issued and prior to the Annuity Date, the Contract Owner may initiate systematic withdrawals. Systematic Withdrawals are available if the Free Withdrawal Amount has not been exhausted in the current Contract Year. The withdrawals can be made on a monthly, quarterly, semiannual or annual basis. The minimum amount of each withdrawal payment is specified on Page 3. The Company will adjust the frequency of payments so that payments are at least the minimum amount. A level systematic withdrawal payment will begin one modal period after the date of receipt of the request. Once initiated, the Contract Owner must send the Company a written notice to stop the systematic withdrawals or to change the amount or the mode of the withdrawals. The systematic withdrawals will terminate upon the earlier of the death of the Contract Owner or the Annuitant, or upon notice from the Contract Owner.

Systematic withdrawals will be subject to Surrender Charge if the annual amount withdrawn exceeds the Free Withdrawal Amount available under the Free Withdrawal provision outlined in the Contract. All withdrawals during the contract year are considered in the determination of free amount withdrawn and the point at which Surrender Charges will be assessed for additional withdrawals.

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16. General

Deferment of Transfers and Distributions. Transfers and distributions of withdrawals from the Fixed Account and distribution of any portion of the Standard Death Benefit allocated to the Fixed Account will generally be made within seven days after receipt by the Company of all documents required to process such transfer or distribution. However, the Company may defer a distribution of surrenders and partial withdrawals from the Fixed Account for a period not exceeding six months. The Company will disclose to the Contract Owner the specific date on which the transfer will be effective, the reason for the delay, and the value of the transfer as of the date the request is received by the Company.

Transfers and distributions of withdrawals from the Variable Account and distribution of the portion of the Standard Death Benefit allocated to the Variable Account will generally be made within seven days after receipt by the Company of all documents required for such transfer or distribution. However, the Company may defer the determination and distribution of all benefits under the Contract, including transfers, for any period during which:

(1)	The New York Stock Exchange is closed for trading (other than customary weekend and holiday closings);
(2)	Securities and Exchange Commission has determined that a state of emergency exists such that it is not reasonably practical to dispose of securities held in the Separate Account or to fairly determine the value of its assets.

Incontestability. No material misstatement made by the applicant will void the Contract unless it is contained in the written application attached to the Contract. Except in the event of fraud in the procurement of the Contract, the Contract will be incontestable after it has been in force during the lifetime of the person, or each of the persons, as to whom the application statements are required, for two years from the Contract Date. In the event of fraud, when the Company discovers that the risk it intended to assume in issuing this Contract has been altered by information provided by the Contract Owner(s) that is materially false, misleading, incomplete or otherwise deficient, then the Company will take any action it feels is necessary to mitigate or eliminate the altered risk including, but not limited to, terminating the Contract and returning the Surrender Value to the Contract Owner(s).

Misstatement of Age. If the age of the Annuitant or a joint payee is misstated, any amount payable under this Contract will be the amount which the Purchase Payments would have purchased based on the correct age.

If Annuity Payments have been overpaid because the age of the Annuitant or joint payee has been misstated, the amount overpaid, with interest at the rate specified on Page 3, compounded annually, will be charged against the payments still to be made under this Contract.

If Annuity Payments have been underpaid because the age of the Annuitant or joint payee has been misstated, the amount underpaid, with interest at the rate specified on Page 3, compounded annually, will be paid in full with the next payment due under this Contract.

Proof of Age and Survival. The Company may require satisfactory proof of correct age at any time. If any payment under this Contract depends on the payee’s being alive, the Company may require satisfactory proof of survival.

The Contract. This Contract document, any Endorsements, any Riders and its attached application are the entire Contract. The Contract document and any Endorsements and Riders are issued in consideration of the application and Purchase Payments. All statements made by the applicant for the issuance of the Contract shall, in the absence of fraud, be deemed representations and not warranties.

Only the President, a Vice President, an Associate Actuary, an Actuary or the Secretary of the Company may amend the Contract. Any amendment must be in writing. At any time, the Company may make such changes in this Contract as are required to make it conform with any law, regulation or order issued by any government instrumentality to which it is subject.

The Contract was approved under the authority of the Interstate Insurance Product Regulation Commission and issued under the Commission standards. Any provision of the Contract that is in conflict with Interstate Insurance Product Regulation Commission standards for this product type is hereby amended to conform to the Interstate Insurance Product Regulation Commission standards for this product type, as of the provision’s effective date.

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Participating Contract. The Contract may participate in divisible surplus of The Company. Divisible surplus, if any, to be apportioned to the Contract shall be ascertained and apportioned annually and shall be paid in cash or credited to the Contract Value at the end of the contract year. If no election has been made by the Contract Owner, the divisible surplus will be credited to the Contract Value. No divisible surplus is expected to be apportioned to this Contract in the foreseeable future.

Dates. Contract years and anniversaries are measured from the Contract Date.

Notices, Changes and Choices. All notices, changes and choices which the Contract Owner may make under the Contract must be in writing. Contract Owner must provide written notification with all the information required to process the request, signed by the Contract Owner(s) and received by the Company. A service form that indicates the required information will be provided by the Company for the Contract Owner’s convenience. Notices, changes and choices relating to beneficiaries and ownership will take effect on the date the notice is signed by the Contract Owner(s), except to the extent that the Company has already acted in reliance on the prior status. Any change or choice requested is subject to any transactions made by the Contract Owner or actions taken by the Company prior to receipt of such notice. The Company may restrict the changes if required for purposes of satisfying applicable laws or regulations. The Company is not responsible for their validity.

Contract Payments. All sums payable to the Company are payable at its designated Service Office.

Protection of Proceeds. Annuity Payments under this Contract may not be assigned by the Contract Owner or payee prior to their due dates. To the extent allowed by law, Annuity Payments are not subject to legal process for debts of a payee or Contract Owner.

Compliance with Minimum Value Requirements. Annuity, death and withdrawal benefits are not less than the minimum benefits required by Section 7B of the Model Variable Annuity Regulation, model #250. The benefits provided under the Fixed Account of this Contract may be increased by interest credited in excess of the Guaranteed Minimum Interest Rate, if any.

Periodic Reports. The Company will furnish the Contract Owner with periodic reports. The periodic reports will be provided at least annually without charge, and will provide current information as of a date not more than four months prior to the date of mailing.

Reports will contain at least the following information:

(a)	The beginning and end dates of the current report period;
(b)	The Contract Value, if any, at the beginning of the current report period and at the end of the current report period, including information on the Separate Account, the Variable Account Value, the number of Accumulation Units, the value per Accumulation Unit and the Fixed Account Value;
(c)	The amounts and types of transactions that have been credited or debited to the account value during the current report period;
(d)	The Surrender Value, if any, at the end of the current report period.

Additional status reports will be made available to the Contract Owner upon request for a fee that will not exceed the amount stated on Page 3.

Address Change. The Contract Owner must promptly notify the Company of any change in address.

Contract Termination. The Contract will terminate when one or more of the following events occur, unless otherwise specified in any Endorsement or Rider attached hereto:

-	the Death Benefit is paid,
-	the Annuity Payments end,
-	there is a full surrender of the Contract or if a withdrawal is made that falls under the conditions of “Withdrawals Treated as Surrenders” provision of the Contract.

In addition, the Company reserves the right to terminate the Contract and any applicable Death Benefit by initiating a payment of the Surrender Value to the Contract Owner, if, before the Annuity Date, no Purchase Payments are made during the last two Contract Years, and the Contract Value is less than the Minimum Remaining Balance specified on Page 3. The Company will notify the Contract Owner 60 days prior to taking any action pertaining to this provision.

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Please notify the Company promptly of any change in address.

Annual Election - The Company is a mutual life insurance company. It has no stockholders. The Contract Owner of this contract is a member of The Company while this contract is in force during the life of the Annuitant before the Annuity Date and before total withdrawal of the Contract Value. Members have the right to vote in person or by proxy at the annual election of Trustees held at the Home Office, on the first Tuesday of March. If more information is desired, it may be obtained from the Secretary.

VALUES AND PAYMENTS UNDER THIS CONTRACT, WHEN BASED UPON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

Individual Variable and Fixed

Annuity Contract -

Flexible Purchase Payments

•	Annuity Payments payable on Annuity Date
•	Flexible Purchase Payments payable until Annuity Date
•	Participating
•	The Company will make monthly annuity payments and other payments as set forth in this Contract
•	This contract contains a benefit waiving surrender charges

The Penn Mutual Life Insurance Company, Philadelphia, Pennsylvania 19172

Phone: (800) 523-0650 / Web: www.pennmutual.com

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